UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                       		 (Amendment No. 1)*




                                PRIVIA HEALTH GROUP, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                    74276R102
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 30, 2022
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)

[] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 74276R102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               24,824,628
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               24,824,660

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           24,824,660


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           21.7 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74276R102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS & CO. LLC

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               24,824,628
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               24,824,660

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           24,824,660


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           21.7 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-OO-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74276R102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2013, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               679,526
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               679,526

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           679,526


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.6 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74276R102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               21,191,626
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               21,191,626

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           21,191,626


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           18.6 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74276R102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2013 L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,139,463
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,139,463

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,139,463


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74276R102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2013 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               488,744
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               488,744

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           488,744


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74276R102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,628,387
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,628,387

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,628,387


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74276R102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2013 HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               999,460
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               999,460

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           999,460


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74276R102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2013 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               319,934
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               319,934

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           319,934


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74276R102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               999,460
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               999,460

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           999,460


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.9 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 74276R102                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET 2013 HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,628,387
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,628,387

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,628,387


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   PRIVIA HEALTH GROUP, INC.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   950 North Glebe Road Suite 700
                   Arlington, VA 22203

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN SACHS & CO. LLC
                   MBD 2013, L.P.
                   BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.
                   BRIDGE STREET 2013 L.P.
                   BRIDGE STREET 2013 OFFSHORE, L.P.
                   BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.
                   MBD 2013 HOLDINGS, L.P.
                   MBD 2013 OFFSHORE, L.P.
                   MBD ADVISORS, L.L.C.
                   BRIDGE STREET 2013 HOLDINGS, L.P.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   The principal business office of each of the Reporting Persons is:

		   200 West Street
		   New York, NY 10282

Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN SACHS & CO. LLC - New York
                   MBD 2013, L.P. - Delaware
                   BROAD STREET PRINCIPAL INVESTMENTS, L.L.C. - Delaware BRIDGE STREET 2013 L.P. - Delaware
                   BRIDGE STREET 2013 OFFSHORE, L.P. - Cayman Islands BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C. - Delaware MBD 2013 HOLDINGS, L.P. - Cayman Islands
                   MBD 2013 OFFSHORE, L.P. - Cayman Islands
                   MBD ADVISORS, L.L.C. - Delaware
                   BRIDGE STREET 2013 HOLDINGS, L.P. - Cayman Islands

Item 2(d).         Title of Class of Securities:
                   Common Stock, par value $0.01 per share

Item 2(e).         CUSIP Number:
                   74276R102

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_] A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                   See Exhibit (99.3)

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 06, 2023,

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             MBD 2013, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             BRIDGE STREET 2013 L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             BRIDGE STREET 2013 OFFSHORE, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             MBD 2013 HOLDINGS, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             MBD 2013 OFFSHORE, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             MBD ADVISORS, L.L.C.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             BRIDGE STREET 2013 HOLDINGS, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3		Item 8 Information
  99.4          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.5          Power of Attorney, relating to
                GOLDMAN SACHS & CO. LLC
  99.6          Power of Attorney, relating to
                MBD 2013, L.P.
  99.7          Power of Attorney, relating to
                BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.
  99.8          Power of Attorney, relating to
                BRIDGE STREET 2013 L.P.
  99.9          Power of Attorney, relating to
                BRIDGE STREET 2013 OFFSHORE, L.P.
  99.10          Power of Attorney, relating to
                BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.
  99.11          Power of Attorney, relating to
                MBD 2013 HOLDINGS, L.P.
  99.12          Power of Attorney, relating to
                MBD 2013 OFFSHORE, L.P.
  99.13          Power of Attorney, relating to
                MBD ADVISORS, L.L.C.
  99.14          Power of Attorney, relating to
                BRIDGE STREET 2013 HOLDINGS, L.P.

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.01 per share, of PRIVIA HEALTH GROUP, INC.
and further agree to the filing of this agreement  as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 06, 2023,

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             GOLDMAN SACHS & CO. LLC

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             MBD 2013, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             BRIDGE STREET 2013 L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             BRIDGE STREET 2013 OFFSHORE, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             MBD 2013 HOLDINGS, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             MBD 2013 OFFSHORE, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             MBD ADVISORS, L.L.C.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

             BRIDGE STREET 2013 HOLDINGS, L.P.

             By:/s/ Constance Birch
              ----------------------------------------
             Name:  Constance Birch
             Title:  Attorney-in-fact

                                                                  EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by The GOLDMAN SACHS GROUP, INC. ("GS Group"), as a parent holding company, are owned, directly or indirectly, by Bridge Street 2013 Offshore, L.P., Bridge Street 2013, L.P., MBD 2013, L.P., Broad Street Principal Investments, L.L.C., MBD 2013 Offshore, L.P.,
Bridge Street 2013 Holdings, L.P., Bridge Street Opportunity Advisors, L.L.C., MBD 2013 Holdings, L.P., and MBD Advisors, L.L.C. (collectively, the
"GS Investing Entities"), or are owned, or may be deemed to be beneficially owned by GOLDMAN SACHS & CO. LLC ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
The GS Investing Entities and/or affiliates of GS Group and Goldman Sachs are the general partner, managing limited partner or managing partner of the GS Investing Entities. Goldman Sachs serves as the investment manager of certain of the GS Investing Entities and is a subsidiary of GS Group.

                                                                  EXHIBIT (99.3)
			       ITEM 8 INFORMATION

Each of BROAD STREET PRINCIPAL INVESTMENTS, L.L.C., MBD 2013 HOLDINGS, L.P. AND BRIDGE STREET 2013 HOLDINGS, L.P. (the "GS Shareholders") is a party to that certain Shareholder Rights Agreement, dated as of May 2, 2021 (the "Shareholders' Agreement"), by and among the GS Shareholders, the Issuer and PAMPLONA CAPITAL PARTNERS III, L.P. ("Pamplona").
By virtue of being a party to the Shareholders' Agreement, each of the GS Shareholders and the other reporting persons on this Schedule 13G may be deemed to be members of a "group", as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with Pamplona. Pursuant to such definition, each of the GS Shareholders, the other reporting persons and Pamplona may be deemed to beneficially own the shares of the Issuer's common stock beneficially owned by each other solely for such purposes.
The aggregate number of shares of the Issuer's Common Stock beneficially owned collectively by the GS Shareholders and Pamplona, based on available information, is 42,566,383, which represents approximately 37.3% of the Issuer's outstanding common stock. The share ownership reported by the GS Shareholders and the other reporting persons listed herein does not include any shares of the Issuer's Common Stock, par value $0.01 per share, beneficially owned by the other parties to the Shareholders' Agreement, except to the extent disclosed in this Schedule 13G. Each of the GS Shareholders' and the other reporting persons listed herein disclaims beneficial ownership of any shares of the Issuer's Common Stock, par value $0.01 per share, beneficially owned by the other parties to the Shareholders' Agreement, except to the extent disclosed in this Schedule 13G.

                                                                  EXHIBIT (99.4)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer,
Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until December 8, 2023 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 8, 2023, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

This Power of Attorney supersedes the Power of Attorney granted by the Company to Stephanie Snyder, Terry Mosher, Rachel Fraizer, Jamie Minieri, and Terrance Grey on December 1, 2021.

IN WITNESS WHERE OF, the under signed has duly subscribed these presents as of December 8, 2022.


GOLDMAN SACHS & C0. LLC


By: /s/  David Thomas
____________________________
Name: David Thomas
Title: Authorized Signatory

                                                                  EXHIBIT (99.5)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS & CO. LLC (the "Company") does hereby make, constitute and appoint each Melissa Stanford, Stephanie Snyder, Constance Birch,
Kateryna Osmachko, Rachel Fraizer, Jamie Minieri, Tony Kelly,
Imad Ismail, Terrance Grey, and Kshama Mishra, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange
Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until December 8, 2023 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 8, 2023, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.

This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.

This Power of Attorney supersedes the Power of Attorney granted by the Company to Stephanie Snyder, Terry Mosher, Rachel Fraizer, Jamie Minieri, and
Terrance Grey on December 1, 2021.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2022.

GOLDMAN SACHS & C0. LLC

By: /s/  David Thomas
____________________________
Name: David Thomas
Title: Authorized Signatory

                                                                  EXHIBIT (99.6)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD 2013, L.P. (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer, Jamie Minieri,
Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2022.

MBD 2011, L.P.
By: MBD ADVISORS, L.L.C., its general partner

By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory

                                                                  EXHIBIT (99.7)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS BROAD STREET PRINCIPAL INVESTMENTS,
L.L.C. (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko,
Rachel Fraizer, Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group,
Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the Act), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2022.


BROAD STREET PRINCIPAL INVESTMENTS L.L.C.

By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory

                                                                  EXHIBIT (99.8)

                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET 2013 L.P. does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer, Jamie Minieri,
Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2022.

BRIDGE STREET 2013 L.P.
By: BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C. its General Partner

By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory

                                                                  EXHIBIT (99.9)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET 2013 OFFSHORE, L.P. does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer,
Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2022.

BRIDGE STREET 2013 OFFSHORE, L.P.
By: BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C. its General Partner

By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory

                                                                EXHIBIT (99.10)

			POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C. ("the Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer, Jamie Minieri, Tony Kelly,
Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2022.

BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C.

By: /s/  Carey Ziegler
____________________________
Name: Carey Ziegler
Title: Authorized Signatory

                                                             EXHIBIT (99.11)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD 2013 HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer, Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2022.

MBD 2013 HOLDINGS, L.P.
By: MBD ADVISORS, L.L.C., its general partner

By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory

                                                              EXHIBIT (99.12)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD 2013 Offshore, L.P. (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer,
Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2022.

MBD 2011, L.P.
By: MBD ADVISORS, L.L.C., its general partner

By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory

                                                              EXHIBIT (99.13)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that MBD ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer,
Jamie Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which maybe deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2022.


MBD ADVISORS, L.L.C.


By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory

                                                           EXHIBIT (99.14)

                             POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET 2013 HOLDINGS, L.P. does hereby make, constitute and appoint each of Melissa Stanford, Stephanie Snyder, Constance Birch, Kateryna Osmachko, Rachel Fraizer, Jamie
Minieri, Tony Kelly, Imad Ismail, Terrance Grey, and Kshama Mishra
(and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 8, 2022.


BRIDGE STREET 2013 HOLDINGS, L.P.
By: BRIDGE STREET OPPORTUNITY ADVISORS, L.L.C. its General Partner

By: /s/  Scott Kilpatrick
____________________________
Name: Scott Kilpatrick
Title: Authorized Signatory